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              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We have issued our reports dated May 17, 1996, except for the fourth paragraph of Note C, as to which the date is September 30, 1996, accompanying the financial statements and schedules of Amplidyne, Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."

                                                GRANT THORNTON LLP

                                                Parsippany, New Jersey
                                                November 26, 1996